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                                                                  Exhibit 10.3.1


                                December 11, 2000

James A. McGrady
Chief Financial Officer and Treasurer
Value City Department Stores, Inc.
3241 Westerville Road
Columbus, Ohio 43224-3751

         Re: Your Request for Amendment of Subordinated Debt Terms and for Waiver of Defaults

Dear Jim:

         Pursuant to your request, this letter agreement (the "Term Sheet") provides the terms and conditions with respect to the amendment of the bridge loan facility that Schottenstein Stores Corporation ("Lender") recently purchased from Prudential Securities Credit Corp., LLC ("Prudential") and has committed to provide for Value City Department Stores, Inc. (the "Borrower") and its direct and indirect subsidiaries ("Credit Parties").

         Acceptance of this Term Sheet constitutes a binding agreement between the parties. This Term Sheet shall become effective only if the Lender receives on or before December 11, 2000, one copy of this Term Sheet with the acceptance of the Borrower endorsed thereon. If the amendment contemplated by the Facility is not closed by December 11, 2000 (or is extended by Lender in its sole discretion), Lender's obligations hereunder will terminate.

         You agree that this letter is for your confidential use only and will not be disclosed by you to any other person other than your accountants, attorneys and other advisors, on a confidential basis, except that you may make such public disclosures of the terms and conditions hereto as you are required by law to make. The Borrower, by executing below, agrees that the Borrower will pay all costs, including without limitation, attorneys fees and out-of-pocket expenses, incurred in connection with this matter. In addition, you have asked Lender to waive the existence of certain events of default under the Borrower's existing bridge loan (the "Bridge Facility"), which is evidenced by a $75,000,000 Senior Subordinated Convertible Loan Agreement dated as of March 15, 2000 (the "Loan Agreement"). A copy of the waiver agreement for existing events of default is attached hereto as Annex A. This letter shall confirm Lender's agreement to waive the existing events of default through and including the earlier of the termination of the Borrower's present National City Bank Agented Senior Credit Facility or an acceleration of such senior indebtedness upon the terms and conditions contained therein.

         All terms and conditions of the Loan Agreement will remain as originally written, except the following:

         1. Interest will continue to accrue on the entire amount of the Advances at the stated rate, but shall be payable monthly only to the extent of the lesser of (a) 45% of any such interest accruing, or (b) $3,500,000 per annum; provided, however, that such payments will not exceed the amount of Lender's income taxes paid or payable for such fiscal year. The difference between interest accrued and interest paid shall be payable on the earlier of
(1) Maturity Date, or (2) such time as all Senior Debt is paid in full

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                                                                  Exhibit 10.3.1


         2. The subordination provisions of the Loan Agreement shall be amended to conform with the terms of Annex B prior to March 15, 2001.

         If this Term Sheet attached hereto becomes subject to dispute, each of the Borrower and Lender hereby waives trial by jury. This Term Sheet shall be governed by and construed in accordance with the laws of the State of Ohio.

         Please evidence your receipt and agreement to the terms of this Term Sheet by signing the enclosed copy of this Term Sheet returning it to me.


                                                Very truly yours,
                                                SCHOTTENSTEIN STORES CORPORATION


                                                By:
                                                   -----------------------------
                                                   Jeffrey Swanson
                                                   Its: Senior Vice President

Agreed and Accepted

VALUE CITY DEPARTMENT STORES, INC.

By:
     -----------------------------
     James A. McGrady
Its: Chief Financial Officer

Approved

NATIONAL CITY BANK, as agent

By:
     -----------------------------

Its:
     -----------------------------